Exhibit 10.2

RenaissanceRe Holdings Ltd.

2001 Stock Incentive Plan (as amended and restated)(the “Plan”)

UK Schedule

1	This UK Schedule amends, modifies and supplements the Plan

2	The provisions of this UK Schedule shall apply in relation to the operation of the Plan in the United Kingdom. notwithstanding any other provision of the Plan

3	Except to the extent expressly amended by this UK Schedule, the terms and conditions of the Plan are hereby confirmed and shall remain in full force and effect

4	The Plan and this UK Schedule shall be read and construed as one document and this UK Schedule shall be considered to be part of the Plan and, without prejudice to the generality of the foregoing, where the context allows, references in the Plan to the “Plan”, howsoever expressed, shall be read and construed as references to the Plan as amended, modified and supplemented by this UK Schedule

Definitions and Interpretation

5	All terms and expressions used in this UK Schedule and which are defined or construed in the Plan but are not defined or construed in this UK Schedule shall have the same meaning and construction in the UK Schedule, unless the context otherwise requires Any reference in this UK Schedule to the Plan shall refer to the Plan as from time to time amended, modified or supplemented, and any document which amends, modifies or supplements the Plan

6	The headings on this UK Schedule are inserted for convenience only and shall be ignored in construing this UK Schedule

Section 7(d)(iii) and Section 10(k)

7	Section 7(d)(iii) and Section 10(k) shall not apply to UK participants instead, the following shall apply In substitution for Section 7(d)(iii) and Section 10(k):

“An Award shall be personal to the Holder to whom it is granted and shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Holder purports to transfer charge or otherwise alienate the Award”

Section 10(e)

8	Section 10(e) shall not apply to UK participants Instead, the following shall apply in substitution for Section 10(e):

“Notwithstanding any other provision of the Plan:

•	The Plan shall not form part of any contract of employment between the Company or Subsidiary and the Employee;

•	Unless expressly so provided in his contract of employment, an Eligible Employee has no right to be granted an Award;

•

The benefit to an Eligible Employee of participation in the Plan (including, in particular, but not by way of limitation, any Awards held by him) shall not form any part of his remuneration for any purpose and, for the purposes of his contract of employment, shall not be pensionable; and

•

If an Eligible Employee ceases to be in employment with the Company or Subsidiary, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (Including, In particular but not by way of limitation, any Awards held by him which lapse by reason of his ceasing to be employed by the Company or Subsidiary) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise